SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 4)1

                               Landec Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0005147661
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)



---------------------------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 0005147661                                           Page 2 of 5 Pages


--------------------------------------------------------------------
1)   Name of Reporting Person                    Domain Partners
     I.R.S. Identification                           II, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------
2)   Check the Appropriate Box                      (a) [ X ]
     if a Member of a Group                         (b) [   ]
--------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------
4)   Citizenship or Place                           Delaware
     of Organization
--------------------------------------------------------------------
Number of Shares              5)   Sole Voting              -0-
Beneficially                       Power
Owned by Each
Reporting Person
With
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                    -0-
                              --------------------------------------------------
                              7)   Sole Disposi-            -0-
                                   tive Power
                              --------------------------------------------------
                              8)   Shared Dis-
                                   positive Power           -0-
                              --------------------------------------------------

9)   Aggregate Amount Beneficially                          -0-
     Owned by Each Reporting person
--------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------
11)  Percent of Class
     Represented by                                         0%
     Amount in Row (9)
--------------------------------------------------------------------
12)  Type of Reporting
     Person                                                 PN

CUSIP No. 0005147661                                           Page 3 of 5 Pages


--------------------------------------------------------------------
1)   Name of Reporting Person                    Domain Associates,
     I.R.S. Identification                          L.L.C.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------
2)   Check the Appropriate Box                      (a) [ X ]
     if a Member of a Group                         (b) [   ]
--------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------
4)   Citizenship or Place                           Delaware
     of Organization
--------------------------------------------------------------------
Number of Shares              5)   Sole Voting              -0-
Beneficially                       Power
Owned by Each
Reporting Person
With
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                    -0-
                              --------------------------------------------------
                              7)   Sole Disposi-            -0-
                                   tive Power
                              --------------------------------------------------
                              8)   Shared Dis-
                                   positive Power           -0-
                              --------------------------------------------------

9)   Aggregate Amount Beneficially                          -0-
     Owned by Each Reporting person
--------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------
11)  Percent of Class
     Represented by                                         0%
     Amount in Row (9)
--------------------------------------------------------------------
12)  Type of Reporting
     Person                                                 OO

CUSIP No. 0005147661                                           Page 4 of 5 Pages


                Amendment No. 4 to Schedule 13G (Final Amendment)
                -------------------------------------------------

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 12, 1997, Amendment No. 1 thereto filed on February 6, 1998, Amendment No. 2 thereto filed on February 9, 1999, and Amendment No. 3 thereto filed on February 3, 2000 (as so amended, the "Schedule 13G"). Terms used in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -  Ownership.

          (a)   Amount Beneficially Owned:

          Domain II: -0-
          DA: -0-

          (b)   Percent of Class:

          Domain II: 0%
          DA: 0%

          (c)   Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:

          Domain II: -0-
          DA: -0-

          (ii)  shared power to vote or to direct the vote:  -0-

          (iii) sole power to dispose or to direct the disposition of:

          Domain II: -0-
          DA: -0-

          (iv) shared power to dispose or to direct the disposition of: -0-

Item 5 -  Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following [X].

CUSIP No. 0005147661                                           Page 5 of 5 Pages


Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        DOMAIN PARTNERS II, L.P.
                                        By:  One Palmer Square Associates
                                               II L.P., General Partner

                                        By /s/ Kathleen K. Schoemaker
                                          --------------------------------
                                               Attorney-in-Fact


                                        DOMAIN ASSOCIATES, L.L.C.


                                        By /s/ Kathleen K. Schoemaker
                                          ------------------------------
                                               Managing Member

Date: January 24, 2002